Exhibit 99.1
UFG adds new directors to enhance board expertise and elects new company officers

CEDAR RAPIDS, Iowa — February 23, 2022 — United Fire Group, Inc. (Nasdaq: UFCS) (“UFG”) today announced the appointment of two new independent members to the Board of Directors, effective February 18, 2022. Mark Green has been appointed a Class C Director, and Matthew Foran has been appointed a Class B Director. The new directors' collective experience reflects UFG's commitment to delivering on its promise of value to shareholders, and building a culture of innovation.

Mark A. Green is an operating partner at Vistria Group, a private equity firm in Chicago, IL. Green has an extensive background in the insurance sector. Prior to joining Vistria Group in 2021, he served as executive vice president of business development and reinsurance, and executive vice president and president of life and health at Kemper Corporation. From 2009 to 2016, Green gained valuable experience in various roles at Allstate Corporation, including as vice president and senior vice president at Allstate Financial, president of Ivantage from 2013 to 2015, president of Allstate Dealer Services from 2014 to 2015, and president of Encompass Insurance Company from 2015 to 2016. Prior to joining Allstate, Green worked for various other companies in the insurance industry from 1995 to 2009. He holds a bachelor’s degree from Macalester College, and a master of business administration degree from Columbia University. Green has been appointed to serve on the board's Risk and Compensation and Human Capital Committees of the UFG board.

Matthew R. Foran is co-founder and president of Stoic Lane, Inc., a private holding company in Chicago, IL. His strengths include his extensive experience in the insurance technology sector. From 2018 to April of 2021, he led the alternative distribution division of The Hartford Insurance Group. Foran’s background includes serving as leader of IVANS Marketplace at Applied Systems from 2015 to 2018; CEO at EvoSure, LLC, an insurance technology company, from 2012 to 2015; director of strategy and operational planning and execution at Zurich North America from 2009 to 2012; and in a business development role at Marsh USA, Inc. from 2004 to 2009. Foran graduated from the University of Illinois with a degree in Economics. Foran has been appointed to serve on the board's Risk and Investment Committees.

Both Green and Foran will stand for election by the Company shareholders at the company's Annual Meeting of Shareholders on May 18, 2022.

In addition to the appointment of Green and Foran as directors, the Company is pleased to announce the election of each of the following individuals as an assistant vice president of United Fire & Casualty Company:

•Brianne Cummins, Director of Sales & Marketing, Online Underwriting.
•Katherine Mendoza, Corporate Underwriting Manager, Corporate Underwriting.
•Holly Sommerfelt, Product Manager, Corporate Underwriting.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.